Exhibit 10.1
Novelis — 2011 Long-Term Incentive Plan (“2011 LTIP”)
Key features of the Scheme:
1.	Title and Administration: The plan shall be referred to as the 2011 LTIP. The plan will be administered by Novelis Corporate Human Resources.

2.	Performance Period: For this plan, the performance period will be FY 2011, FY 2012, FY 2013 and FY 2014. The exact period of assessment will be April 1, 2010 to March 31, 2014.

3.	Eligibility: Eligibility for this plan will be Band 5 and above. High potential and critical resource employees at Band 6 and below will participate on an exception basis.

4.	Opportunity: The target opportunity for each Band as approved by the Compensation Committee or the Board as appropriate.

5.	Plan Design Summary :
The opportunity will be in the form of Stock Appreciation Rights (SARs) and Restricted Stock Units (RSUs) with 80% of the opportunity in SARs and 20% of the opportunity in RSUs.

Details on the SAR’s :
•	Each SAR will be equivalent to one Hindalco share.

•	The exercise price of the SARs will be determined by using the 5 day average closing price of Hindalco shares starting with the Board meeting date of May 25, 2010.

•	The SARs would vest 25% each year for 4 years, subject to performance criteria being fulfilled.

•	The performance criterion for vesting is actual vs. target performance of Normalized EBITDA for Overall Novelis as approved each year.

•	The threshold would be 75% performance of target each year, at which point 75% of SARs due that year, would vest — there would be straight line vesting up to 100%.

•	Vested SARs could be exercised and paid in cash at any time during the seven-year life of the plan by the employee.

•	The value of the SARs is dependent on the share price of Hindalco at the time of exercise.

•	Cash payouts for SARs will be restricted to a maximum of 2.5 times target if exercised within one year of vesting and a maximum of 3 times target if exercised after first year.
Details on RSU’s :
•	Each RSU will be equivalent to one Hindalco share.

•	The initial value of each RSU will be determined by using the 5 day average closing price of Hindalco shares starting with the Board meeting date of May 25, 2010

•	The RSUs will vest in full on the third anniversary of the grant, May 25, 2013 at which time the value will be paid in cash to the participant subject to a cap of 3 times the initial value.
6.	Measures to be used for vesting of SARs: The SARs will vest subject to the target Normalized EBITDA threshold being achieved. Normalized EBIDTA is defined as:
a.	Net Revenues — COGS without depreciation — S&AE — R&D + Realized G/L on Derivatives. A manual documenting how to calculate EBITDA and various adjustments to be made to the measure will be created and agreed upon with Novelis and Hindalco executive management. A Committee comprised of the Novelis President, the Novelis CFO and the Hindalco CFO will consider any situations not addressed in the manual, such as major acquisitions, divestitures and restructuring and will recommend any adjustments to the Vice Chairman Novelis for approval or further consideration by the appropriate authority.
7.	Example of Computation of number of SARs: The computation of SARs is as follows:
a.	Target Dollar Opportunity / (Black-Scholes Value [Indian Equivalent] x current Hindalco share price) = # of Stock Appreciation Rights (SARs)

b.	Example:
i.	Participant is a Band 3

ii.	Target Opportunity is $50,000

iii.	Assume Black Scholes value is 40%

iv.	Assume Hindalco share price on grant date is 200 Rupees and converts to $5.00 per share (assumes exchange rate of US$1=INR40)

v.	$50,000 / (40% x $5.00) = 25,000 SARs priced at 200 Rupees each

vi.	Subject to vesting rules and cap on payout— participant is entitled to the gain in the market value of Hindalco shares with each SAR representing the opportunity on one Hindalco share
8.	Other aspects of the plan:
a.	Valuation: The Black Scholes method of valuation will be used. This valuation will be used as an input to arrive at the number of SARs to be granted to employees.

b.	Date of Grant: The SARs are granted on the date of approval from the Board which is May 25, 2010.

c.	An individual will be entitled to participate in the 2011 LTIP if actively employed no later than June 1, 2010. Employees hired during the remainder of FY 2011, will be treated in the following manner :
i.	For those who join between June — September, SAR and RSU opportunity to be 90% of the target amount for the Band

ii.	For those who join between October — December, SAR and RSU opportunity to be 75% of the target amount for the Band

iii.	For those who join between January — March, there will be no SAR and RSU opportunity under this plan

iv.	After the initial grant which will be in May / June 2010, every subsequent grant for joinees described in (i), (ii) and (iii) above, the grant dates will be July 1, 2010, October 1, 2010 and January 1, 2011. In all cases above, the exercise price of the SARs will be determined by using the 5 day average closing price of Hindalco shares starting with the dates specified above.

d.	The LTIP Opportunity for existing employees will not change for a Band change during the year.

e.	In the case of an employee who has not been covered under the plan previously who moves to Band 5 or higher during the year, the rules in 8.c will apply,

f.	In the event Participant terminates employment for any reason other than Retirement, Cause, Disability or death, (A) the SARs, to the extent vested and exercisable at the time of such termination, shall remain exercisable until the expiration of 90 days after such termination, on which date the SARs shall expire, (B) the SARs, to the extent not vested and exercisable at the time of such termination, shall expire at the close of business on the date of such termination and (C) the RSUs will be forfeited.

g.	In the event Participant terminates employment due to Retirement on or after May 25, 2011, the unvested SARs shall continue to vest in accordance with the program, but in all events must be exercised no later than the third (3rd) anniversary following Participant’s Retirement. In the event Participant terminates employment due to Retirement before May 25, 2011, the SARs shall expire in their entirety at the close of business on the date of such Retirement. The RSUs will be forfeited upon Retirement.

h.	In the event of death or disability, there will be immediate vesting of all SARs with one year to exercise. RSUs will be cashed out at the value on the date of death or disability.

i.	Upon change in control, there would be immediate vesting and cashout of all SARs and RSUs. The conditions for change in control would be as specified in the individual agreements with the covered executives.